Exhibit 99.1

Senetek PLC Announces Positive Results from Initial Pre-Clinical Testing of Zeatin and Other New Compounds

NAPA, Calif., January 5, 2004 / PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company engaged in the development of products for the anti-aging market worldwide, today announced uniformly positive results from its initial multi-faceted study of the effects of its patented adenine derivative, Zeatin, and two other new compounds representing new cytokinin classifications, AK801 and PRK124. The study was conducted over a three week period at the Department of Dermatology, University of California at Irvine using the hairless mouse model.

This study model is designed to evaluate new compounds for safety and efficacy in the potential treatment of skin anti-aging and to investigate the mechanisms by which they affect the skin aging process. The study evaluated three groups of mice that received daily applications of Zeatin, AK801 and PRK124, respectively, versus a “placebo control” group that received applications of only the topical vehicle and a “therapeutic control” group that received topical tretinoin 0.05%, tradename Renova®, the only prescription drug approved for anti-aging in the United States.

The “therapeutic control” group exhibited significant skin irritation and thickening of the dermis and epidermis and a significant decrease in skin conductance, a measure of moisture retention, while the groups treated with Zeatin, AK801 and PRK124 showed very low skin irritation and significant increases in skin moisture content compared to both the “placebo control” and “therapeutic control” groups. In addition, an absence of thickening of the dermis and epidermis was equivalent to the “placebo control” group over the three week treatment period indicating the skin tolerance of these new compounds.

Dr. Jerry McCullough, Chief Investigator for the study, stated, “These recently completed basic research studies provide support for the safety and efficacy of these new cytokinins, Zeatin, AK801 and PR124, for the treatment of skin aging and suggest that each of these new cytokinins may provide unique and differential benefits in the treatment of aging skin. This established model for cutaneous safety and skin aging has demonstrated that these new generations of cytokinins each have the potential to improve the appearance of skin aging without the irritation commonly produced by other anti-aging products. This study complements the results of the cell culture studies conducted at the Department of Molecular Gerontology at the University of Aarhus in Aarhus, Denmark and provides support for future clinical development of these next generations of cytokinins for skin anti-aging.”

In parallel with the UC Irvine study, RCTS, Inc., an independent commercial laboratory in Irving, Texas, completed an initial skin irritancy study of various formulations of Zeatin with a group of 70 human subjects using the Repeated Insult Patch Test (RIPT) model. The study, conducted over a five week period, found that none of the Zeatin formulations tested, which included concentrations ranging from 0.1% to 1%, caused any measurable irritation or showed any evidence of induced allergic contact dermatitis in human subjects.

Based upon the findings at the Department of Dermatology, University of California and RCTS along with the previous cell culture work completed at the University of Aarhus, Senetek will be accelerating the clinical development of Zeatin and conducting further testing of AK801 and PRK124.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply success in future pre-clinical and clinical trials and the commercial potential of Zeatin and other cytokinins studied. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.